Exhibit 10.32

WATER CHEF, INC.

25 Fairchild Avenue, Suite 250
Plainview, New York 11803
Phone: (516) 208-8250
Fax: (516) 208-8252
www.waterchef.net

August 6, 2008

Mr. Alphonse Wolter
President
Designs and Project Development Corp.
243 NW 108 Avenue
Coral Springs Fl. 33071

Dear Mr. Wolter:

This agreement will serve as a consulting agreement between Water Chef Inc (the Company) and Designs and Project Development Corp. (the Consultant). Whereas, the Company and the Consultant desire to engage in the following relationship:

•
The Consultant agrees to produce working First Response mobile water decontaminating Production units from the design and layout of the original prototype and subsequent prototype units  produced in Israel.

•	The Consultant will cooperate with Gil Tenne the Company’s designer to accomplishment this task. The Consultant will provide the services of Alphonse Wolter on a full time basis.
•	The Consultant will further be instrumental in recommending any changes in design or component replacement to make the unit more easily serviceable and maintainable.
•	The Consultant will guide the Company in its’ production capability and will be instrumental in producing units for inventory and sale.
•	The Consultant will take a hands on approach to the water testing cycle that the Company requires for the acceptability of its first response units.
•	Joint discussion as to the location of producing large scale production of units will be decided between the Company and the Consultant. The Company word will be final.
•	The Consultant has signed a non –disclosure agreement and recognizes the extreme confidentially and proprietary that has to be maintained throughout the relationship and beyond.
•	The Company as designated Alphonse Wolter as its’ prime consultant from Designs and Project Development Corp. Mr. Wolter cannot substitute other staff personal without permission of the Company.

TERM

The initial term of this agreement will be for a six month one week period commencing June 23, 2008 and ending December 31, 2008.

This agreement will be renegotiated on or prior to December 31, 2008

COMPENSATION

The Consultant will receive compensation of $ 6,667 per month payable on the last day of the month for preceding month or as alternative receive $ 3,334 on the 15 of the month and $3,333 on the last day of the month.

The consult will file a monthly expense report and will receive reimbursement for expenses incurred

Compensation and expenses for the period June 7 to June 14 for the trip to Israel will be paid
Separately.

TERMINATION

This agreement may be terminated by the Company for Cause, without prior notice.

The agreement may be terminated by either party without cause by providing the other party with 90 days notice of the intent to terminate.

Upon the end of six months the parties will renegotiate another agreement.

STOCK

The Company will grant Alphonse Wolter  100,000 shares of common stock of the Company  upon signing this agreement

WARRANTS

Upon signing this agreement Mr. Wolter will receive 250,000 warrants at current price. These will be three year warrants .

INCENTIVES

Other incentives will be offered to Mr Wolter upon reaching proformance goals which the Company and the Consultant shall mutually decide.

The above represents the total agreement between the parties.

Agreed to

/s/ Alphonse Wolter	August 6, 2008
Alphonse Wolter	Date

Agreed to

/s/ Leslie Kessler	August 6, 2008
Leslie Kessler CEO for Water Chef, Inc	Date